Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
July 30, 2026

CULLEN/FROST REPORTS SECOND QUARTER RESULTS
Board declares third quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported second quarter 2026 results.
Net income available to common shareholders for the second quarter of 2026 was $170.4 million, compared to $155.3 million for the second quarter of 2025. On a per-share basis, net income available to common shareholders for the second quarter of 2026 was $2.70 per diluted common share, compared to $2.39 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.30 percent and 15.41 percent, respectively, for the second quarter of 2026, compared to 1.22 percent and 15.64 percent, respectively, for the same period a year earlier.
For the second quarter of 2026, net interest income on a taxable-equivalent basis was $470.1 million, up 4.3 percent compared to the same quarter in 2025. Average loans for the second quarter of 2026 increased $1.6 billion, or 7.4 percent, to $22.6 billion, from the $21.1 billion reported for the second quarter a year earlier, and increased $610.8 million, or 2.8 percent, compared to the first quarter of 2026. Average deposits for the second quarter increased $859.6 million, or 2.1 percent, to $42.6 billion, compared to the $41.8 billion reported for last year's second quarter, and increased $394.1 million, or 0.9 percent, compared to the first quarter of 2026.

"The second quarter was a period of sustained, solid and balanced growth for our company," said Cullen/Frost Chairman and CEO Phil Green. "During the quarter, we saw acceleration in the growth of non-interest-bearing deposits, interest-bearing deposits, and loans. Our second quarter earnings per share increased by 13% compared to the same period last year. We opened four new financial centers across the Dallas, Fort Worth, Austin and San Antonio regions. Just last week, we opened a new location in Richardson in north Dallas County, bringing us to a total of seven new locations opened so far this year.
"Our strategy is consistent and our results speak for themselves," Green said. "Frost bankers continue to compete and win in an intensely competitive environment, and growth trends in our markets continue to be strong."
For the first six months of 2026, net income available to common shareholders was $339.7 million, up 11.5 percent compared to $304.6 million for the first six months of 2025. On a per-share basis, net income available to common shareholders for the first six months of 2026 was $5.35, up 14.1 percent compared to $4.69 in the year-earlier period. Returns on average assets and average common equity for the first six months of 2026 were 1.31 percent and 15.28 percent, respectively, compared to 1.20 percent and 15.59 percent, respectively, for the same period in 2025.
Noted financial data for the second quarter of 2026 follows:
•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the second quarter of 2026 were 13.95 percent, 14.38 percent and 15.74 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•During the second quarter, our base of customer households continued to grow. Total households, including consumer and commercial customers, grew by 5.9 percent from June, 2025 to June, 2026.
•Net interest income on a taxable-equivalent basis was $470.1 million for the second quarter of 2026, an increase of 4.3 percent, compared to $450.6 million for the second quarter of 2025. Net interest margin was 3.75 percent for the second quarter of 2026 compared to 3.67 percent for the second quarter of 2025 and 3.74 percent for the first quarter of 2026.
•Non-interest income for the second quarter of 2026 totaled $128.3 million, an increase of $11.0 million, or 9.4 percent, from the $117.3 million reported for the second quarter of 2025. Trust and investment management fees increased $4.0 million, or 9.1 percent, compared to the second quarter of 2025. The increase in trust and investment management fees during the second quarter was primarily related to increases in investment management fees (up $4.2 million). Investment management fees are generally based on the market value of assets within customer accounts and are thus impacted by price movements in the equity and bond markets. Service charges on deposit accounts increased $5.0 million, or 17.2 percent, compared to the second quarter of 2025, driven in part by growth in our base of customers and growth in customer transaction volumes. Other non-interest income increased $974,000, or 8.9 percent, compared to the second quarter of 2025. The increase during the second quarter was primarily related to increases in sundry and other miscellaneous income (up $1.5 million), partly offset by a decrease in public finance underwriting fees (down $425,000). The primary driver of the $1.5 million increase in sundry and other miscellaneous income was $2.2 million of one-time COVID payroll tax refunds that were received during the second quarter.
•Non-interest expense was $361.7 million for the second quarter of 2026, up $14.6 million, or 4.2 percent, compared to the $347.1 million reported for the second quarter a year earlier. Salaries and wages expense increased $10.8 million, or 6.7 percent, compared to the second quarter of 2025. The increase in salaries and wages was primarily related to increases in salaries due to annual merit and market increases, as well as growth in the number of employees. Employee benefits expense increased by $2.3 million, or 7.1 percent, compared to the second quarter of 2025. The increase in employee benefits expense was primarily related to increases in medical/dental benefits expense (up $1.6 million) and payroll taxes (up $530,000). Technology, furniture, and equipment expense increased $2.0 million, or 4.9 percent, compared to the second quarter of 2025. The increase was primarily related to increased cloud services expense (up $1.0 million) and service contracts expense (up $583,000). Other non-interest expense decreased $854,000, or 1.2 percent, compared to the second quarter of 2025. The decrease included decreases in sundry and other miscellaneous expense (down $1.6 million), advertising/promotions expense (down $853,000), and business development expense (down $638,000); among other things.
•For the second quarter of 2026, the company reported a credit loss expense of $9.8 million, and reported net charge-offs of $9.5 million. This compares to a credit loss expense of $6.7 million and net charge-offs of $5.7 million for the first quarter of 2026 and a credit loss expense of $13.1 million and net charge-offs of $11.2 million for the second quarter of 2025. The allowance for credit losses on loans as a percentage of total loans was 1.23 percent at June 30, 2026, compared to 1.28 percent at the end of the first quarter of 2026 and 1.31 percent at the end of the second quarter of 2025. Non-accrual loans were $112.7 million at the end of the second quarter of 2026, compared to $72.4 million at the end of the first quarter of 2026 and $62.4 million at the end of the second quarter of 2025.
•During the second quarter of 2026, we repurchased 654,955 shares at a total cost of $90.0 million under our board-authorized stock repurchase plan. As of the end of the second quarter, we had $140.0 million remaining under our current $300 million repurchase authorization, which expires in January of 2027.
The Cullen/Frost board declared a third-quarter cash dividend of $1.03 per common share. The dividend on common stock is payable September 15, 2026 to shareholders of record on August 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable September 15, 2026 to shareholders of record on August 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, July 30, 2026, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, August 2, 2026 at 1-877-660-6853 with Conference ID # of 13761733. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.
Cullen/Frost investor relations website: https://investor.frostbank.com/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $53.9 billion in assets at June 30, 2026. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Dallas, Fort Worth, Gulf Coast, Houston, Permian Basin, Rio Grande Valley, and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board and the implementation of tariffs and other protectionist trade policies.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing, and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes, including advances in artificial intelligence and quantum computing.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics, or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.

In addition, recent military conflict involving the U.S. and Iran, including direct military actions, attacks affecting commercial shipping in and around the Strait of Hormuz, and subsequent retaliatory military strikes, has contributed to heightened geopolitical uncertainty, increased volatility in global financial markets, and significant fluctuations in energy and commodity prices. While diplomatic communications and negotiations may continue, recent statements by U.S. and Iranian officials, including indications that the previously announced ceasefire framework is no longer in effect, have increased the risk of further military escalation and broader regional instability. Ongoing developments in the Middle East, including potential disruptions to maritime trade routes and energy infrastructure, could adversely affect global supply chains, inflation expectations, economic activity, and market conditions. The timing, magnitude, duration, and geographic scope of any further conflict remain highly uncertain and may evolve rapidly in response to military actions, diplomatic developments, government policy decisions, sanctions, and market reactions. Heightened geopolitical uncertainty and volatility in energy markets may influence monetary policy decisions, interest-rate expectations, funding markets, liquidity conditions, foreign-exchange markets, and investor risk sentiment. These factors could adversely affect our funding profile; customer and counterparty credit quality, particularly in sectors sensitive to energy prices, global trade, transportation, manufacturing, and broader economic cycles; and the market value of certain financial instruments. Prolonged market volatility, additional military escalation involving the United States, Iran, or other regional actors, disruptions to global energy supplies or shipping lanes, expanded sanctions, or a deterioration in global economic conditions could negatively impact economic growth, increase borrower stress, reduce business activity, and contribute to higher credit losses and operational risks, including cyber-related incidents, any of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. We will continue to monitor geopolitical developments and assess their potential impact on our customers, operations, liquidity position, capital levels, market exposures, and overall risk profile, and we may adjust our risk management, liquidity management, capital planning, and business continuity strategies as appropriate.
Furthermore, financial markets, international relations, and global supply chains continue to be affected by evolving U.S. trade policies and practices. While the U.S. Supreme Court's February 20, 2026 ruling that the International Emergency Economic Powers Act ("IEEPA") does not authorize presidential tariff authority invalidated certain tariffs previously imposed under IEEPA, uncertainty remains regarding tariff refunds, related legal and administrative proceedings, and the scope, duration, and economic impact of replacement or additional trade measures adopted under other U.S. trade laws. Ongoing changes in U.S. trade policy, including the imposition, modification, suspension, or expansion of tariffs and other trade restrictions, may affect customer cash flows, business confidence, capital investment decisions, supply chain strategies, commodity prices, inflation expectations, and market volatility. These developments may increase our exposure to operational, credit, market, liquidity, and compliance risks. Customers with significant exposure to international trade, manufacturing, transportation, agriculture, retail, or other sectors sensitive to global trade and supply chain conditions may experience financial stress, reduced profitability, or weakened operating performance. Trade policy developments may also contribute to volatility in interest rates, foreign exchange markets, and asset valuations. If these developments adversely affect borrower financial condition, market stability, economic growth, or broader business activity, they could have a material adverse effect on our business, financial condition, results of operations, and prospects. We will continue to monitor trade policy developments and adjust our risk management, liquidity management, and capital planning strategies as appropriate.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2026		2025
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$447,728	$438,522	$448,707	$441,618	$429,604
Net interest income (1)	470,066	460,792	471,218	463,667	450,558
Credit loss expense	9,767	6,745	11,224	6,779	13,129
Non-interest income:
Trust and investment management fees	47,643	47,957	45,651	44,846	43,669
Service charges on deposit accounts	34,177	32,157	32,360	31,440	29,151
Insurance commissions and fees	14,166	22,075	15,180	15,424	13,879
Interchange and card transaction fees	6,546	6,532	6,290	5,547	5,619
Other charges, commissions, and fees	13,787	13,268	15,228	14,730	13,967
Net gain (loss) on securities transactions	—	—	(836)	—	—
Other	11,962	14,326	18,291	13,660	10,988
Total non-interest income	128,281	136,315	132,164	125,647	117,273

Non-interest expense:
Salaries and wages	172,955	166,190	182,486	169,155	162,149
Employee benefits	35,156	44,656	36,653	34,465	32,826
Net occupancy	35,223	34,753	34,341	34,682	34,640
Technology, furniture, and equipment	42,564	41,674	41,575	43,479	40,572
Deposit insurance	6,305	7,203	(1,350)	6,328	6,590
Other	69,497	71,210	77,963	64,369	70,351
Total non-interest expense	361,700	365,686	371,668	352,478	347,128
Income before income taxes	204,542	202,406	197,979	208,008	186,620
Income taxes	32,483	31,419	31,727	33,628	29,617
Net income	172,059	170,987	166,252	174,380	157,003
Preferred stock dividends	1,669	1,669	1,669	1,668	1,669
Net income available to common shareholders	$170,390	$169,318	$164,583	$172,712	$155,334

PER COMMON SHARE DATA
Earnings per common share - basic	$2.70	$2.65	$2.56	$2.67	$2.39
Earnings per common share - diluted	2.70	2.65	2.56	2.67	2.39
Cash dividends per common share	1.03	1.00	1.00	1.00	1.00
Book value per common share at end of quarter	72.04	69.83	69.96	67.64	63.04

OUTSTANDING COMMON SHARES
Period-end common shares	62,149	62,797	63,287	63,801	64,319
Weighted-average common shares - basic	62,455	63,101	63,588	64,080	64,300
Dilutive effect of stock compensation	—	—	16	41	52
Weighted-average common shares - diluted	62,455	63,101	63,604	64,121	64,352

SELECTED ANNUALIZED RATIOS
Return on average assets	1.30%	1.32%	1.22%	1.32%	1.22%
Return on average common equity	15.41	15.15	14.80	16.72	15.64
Net interest income to average earning assets	3.75	3.74	3.66	3.69	3.67

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2026		2025
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$22,622	$22,011	$21,661	$21,452	$21,063
Earning assets	49,082	48,628	50,033	48,492	47,664
Total assets	52,626	52,122	53,507	51,911	51,191
Non-interest-bearing demand deposits	14,027	13,944	14,268	13,839	13,788
Interest-bearing deposits	28,592	28,282	29,072	28,232	27,972
Total deposits	42,620	42,226	43,340	42,071	41,760
Shareholders' equity	4,581	4,677	4,558	4,243	4,129

Period-End Balance:
Loans	$22,976	$22,432	$21,892	$21,446	$21,254
Earning assets	50,260	49,172	49,524	49,147	47,756
Total assets	53,881	52,725	53,041	52,533	51,409
Total deposits	43,334	42,836	42,918	42,517	41,684
Shareholders' equity	4,623	4,531	4,573	4,461	4,200
Adjusted shareholders' equity (1)	5,474	5,454	5,416	5,385	5,341

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$283,712	$286,215	$281,495	$280,221	$277,803
As a percentage of period-end loans	1.23%	1.28%	1.29%	1.31%	1.31%

Net charge-offs:	$9,527	$5,741	$5,843	$6,589	$11,151
Annualized as a percentage of average loans	0.17%	0.11%	0.11%	0.12%	0.21%

Non-accrual loans/loans held for sale:	$112,717	$72,350	$70,482	$44,778	$62,393
As a percentage of total loans and loans held for sale	0.49%	0.32%	0.32%	0.21%	0.29%
As a percentage of total assets	0.21	0.14	0.13	0.09	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.95%	14.07%	14.06%	14.14%	13.98%
Tier 1 Risk-Based Capital Ratio	14.38	14.51	14.50	14.59	14.43
Total Risk-Based Capital Ratio	15.74	15.89	15.95	16.04	15.88
Leverage Ratio	9.06	9.13	8.80	9.00	8.98
Equity to Assets Ratio (period-end)	8.58	8.59	8.62	8.49	8.17
Equity to Assets Ratio (average)	8.71	8.97	8.52	8.17	8.07

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Six Months Ended
	June 30,
	2026	2025
CONDENSED INCOME STATEMENTS
Net interest income	886,250	845,824
Net interest income (1)	930,858	886,963
Credit loss expense	16,512	26,199
Non-interest income:
Trust and investment management fees	95,600	86,600
Service charges on deposit accounts	66,334	57,772
Insurance commissions and fees	36,241	34,898
Interchange and card transaction fees	13,078	11,021
Other charges, commissions and fees	27,055	27,553
Net gain (loss) on securities transactions	—	(14)
Other	26,288	23,454
Total non-interest income	264,596	241,284

Non-interest expense:
Salaries and wages	339,145	323,006
Employee benefits	79,812	74,983
Net occupancy	69,976	67,917
Technology, furniture and equipment	84,238	80,690
Deposit insurance	13,508	13,774
Other	140,707	134,824
Total non-interest expense	727,386	695,194
Income before income taxes	406,948	365,715
Income taxes	63,902	57,790
Net income	343,046	307,925
Preferred stock dividends	3,338	3,338
Net income available to common shareholders	$339,708	$304,587

PER COMMON SHARE DATA
Earnings per common share - basic	$5.35	$4.69
Earnings per common share - diluted	5.35	4.69
Cash dividends per common share	$2.03	$1.95
Book value per common share at end of quarter	72.04	63.04

OUTSTANDING COMMON SHARES
Period-end common shares	62,149	64,319
Weighted-average common shares - basic	62,776	64,278
Dilutive effect of stock compensation	—	62
Weighted-average common shares - diluted	62,776	64,340

SELECTED ANNUALIZED RATIOS
Return on average assets	1.31%	1.20%
Return on average common equity	15.28	15.59
Net interest income to average earning assets	3.75	3.63

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2026	2025
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$22,318	$20,926
Earning assets	48,856	47,544
Total assets	52,373	51,064
Non-interest-bearing demand deposits	13,986	13,793
Interest-bearing deposits	28,438	27,916
Total deposits	42,424	41,709
Shareholders' equity	4,629	4,085

Period-End Balance:
Loans	$22,976	$21,254
Earning assets	50,260	47,756
Total assets	53,881	51,409
Total deposits	43,334	41,684
Shareholders' equity	4,623	4,200
Adjusted shareholders' equity (1)	5,474	5,341

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$283,712	$277,803
As a percentage of period-end loans	1.23%	1.31%

Net charge-offs:	15,268	20,842
Annualized as a percentage of average loans	0.14%	0.20%

Non-accrual loans/loans held for sale:	$112,717	$62,393
As a percentage of total loans and loans held for sale	0.49%	0.29%
As a percentage of total assets	0.21%	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.95%	13.98%
Tier 1 Risk-Based Capital Ratio	14.38	14.43
Total Risk-Based Capital Ratio	15.74	15.88
Leverage Ratio	9.06	8.98
Equity to Assets Ratio (period-end)	8.58	8.17
Equity to Assets Ratio (average)	8.84	8.00

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2026		2025
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	3.65%	3.64%	3.93%	4.36%	4.41%
Federal funds sold	3.97	3.97	4.28	4.74	4.71
Resell agreements	—	4.06	4.13	4.58	4.59
Securities(2)	3.96	3.85	3.82	3.85	3.79
Loans, net of unearned discounts	6.17	6.23	6.43	6.61	6.60
Total earning assets	4.92	4.88	4.94	5.11	5.07

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.15%	0.16%	0.19%	0.24%	0.24%
Money market deposit accounts	1.92	1.88	2.08	2.28	2.28
Time accounts	3.24	3.14	3.45	3.79	3.86
Total interest-bearing deposits	1.61	1.55	1.75	1.94	1.93
Total deposits	1.08	1.04	1.17	1.30	1.29
Federal funds purchased	3.66	3.62	3.94	4.34	4.37
Repurchase agreements	2.65	2.70	2.87	3.17	3.23
Junior subordinated deferrable interest debentures	5.60	5.63	6.05	6.30	6.30
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	1.77	1.72	1.92	2.13	2.12

Net interest spread	3.15	3.16	3.02	2.98	2.95
Net interest income to total average earning assets	3.75	3.74	3.66	3.69	3.67

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$5,808	$6,752	$8,431	$6,816	$6,169
Federal funds sold	4	4	2	3	8
Resell agreements	—	8	10	10	23
Securities - carrying value(2)	20,648	19,853	19,929	20,213	20,401
Securities - amortized cost(2)	21,766	20,825	20,995	21,622	21,864
Loans, net of unearned discount	22,622	22,011	21,661	21,452	21,063
Total earning assets	$49,082	$48,628	$50,033	$48,492	$47,664

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,938	$10,036	$9,899	$9,689	$9,920
Money market deposit accounts	12,145	11,900	12,619	11,817	11,518
Time accounts	6,509	6,346	6,554	6,726	6,534
Total interest-bearing deposits	28,592	28,282	29,072	28,232	27,972
Total deposits	42,620	42,226	43,340	42,071	41,760
Federal funds purchased	24	24	27	29	25
Repurchase agreements	4,379	4,160	4,586	4,593	4,250
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	100	100	100	100	100
Total interest-bearing funds	$33,219	$32,689	$33,909	$33,077	$32,471

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Average securities include unrealized gains and losses on securities available for sale while yields are based on average amortized cost.